CONFIDENTIAL GENERAL RELEASE AND EMPLOYMENT SEPARATION AGREEMENT

          This Confidential General Release and Employment Separation Agreement (the "Agreement") is entered into as of the Effective Date, defined below in paragraph 9(m), by and between Eric M. Demarco ("Demarco"), on the one hand, and The Titan Corporation (“Titan”), on the other hand.  Demarco and Titan are referred to collectively as the "Parties.”

          WHEREAS, Demarco has been employed by Titan and has served most recently in the role of President and Chief Operating Officer;

          WHEREAS, the Parties have agreed that it is in the best interests of all involved to mutually terminate that employment relationship, to provide for transition of employment responsibilities and to amicably conclude all matters arising out of or related to the employment of Demarco and/or the termination of that employment;

          NOW, therefore, in consideration of the foregoing recitals, and the mutual promises, agreements and understandings contained herein, the Parties hereby agree as follows:

1.	Mutual Termination of Employment

(A)	The Parties agree that the employment of Demarco will terminate by mutual agreement on March 14, 2003 (the “Employment Termination Date”);

(B)	The Parties agree that Demarco will continue to report to work at the principal offices of the corporation consistent with prior practice through February 19, 2003;

(C)

The Parties agree that: (i) the base salary of Demarco that is in effect as of December 31, 2002 will continue to be paid through the Employment Termination Date; and (ii) Demarco will continue to furnish such employment services from his home that are requested by Titan to transition his work responsibilities through the Employment Termination Date.

2.	Payments; Medical & Dental Benefits; Indemnity

          To effect a full and final settlement and compromise of all  matters whatsoever arising out or related to  Demarco’s employment and the termination thereof, including a full settlement of all possible claims of Demarco, and in consideration of the promises and releases set forth herein, the Parties agree as follows:

(A)

In the event Demarco has delivered the executed Agreement to Titan, the Effective Date has passed, and the Agreement has not been revoked pursuant to paragraph 9(m), Titan shall pay to Demarco the gross amount of one million, five hundred and fifteen thousand dollars ($1,515,000), minus applicable deductions and withholding as required by law (the “Severance Payment”).  Titan will wire the Severance Payment to Demarco’s designated bank account within one (1) business day after the Effective Date.

(B)

Titan shall pay to Demarco the gross amount of ninety-seven thousand, one hundred and fifteen dollars ($97,115), minus applicable deductions and withholding as required by law as payment in full satisfaction of Demarco’s entire vacation entitlement (the “Vacation Payment”). Titan will wire the Vacation Payment to Demarco’s designated bank account within one (1) business day after the Employment Termination Date.

(C)

Titan shall pay to Demarco the gross amount of four hundred sixty thousand and six hundred-thirty one dollars and 57 cents ($$460,631.57), minus applicable deductions and withholding as required by law as payment in full satisfaction of Demarco’s entire entitlement under the Titan Deferred Compensation Plan (the “Deferred Compensation Payment”). Titan will wire the Deferred Compensation Payment to Demarco’s designated bank account within one (1) business day after the Effective Date.

(D)

The Parties acknowledge that Demarco has been granted the stock options in certain subsidiary companies of  Titan set forth in Exhibit B to this Agreement (collectively, “the Subsidiary Options”) in accordance with the terms of certain stock option agreements and stock option plans associated with each such subsidiary of Titan. ..Demarco acknowledges and agrees that the Subsidiary Options and stock option agreements covering the Subsidiary Options are hereby terminated as of the Effective Date of this Agreement. Demarco further agrees that no monies are due Demarco in connection with the Subsidiary Options and Demarco will not make any claim whatsoever related to the Subsidiary Options.

(E)

The Parties acknowledge that Demarco has been granted the stock options in The Titan Corporation set forth in Exhibit A to this Agreement (collectively, “the Options”) in accordance with the terms of those certain stock option agreements (“Option Agreements”) identified in such Exhibit.

In the event that Demarco has delivered the executed Agreement, the Effective Date has passed, and he has not revoked the Agreement in accordance with paragraph 9(m), the Parties agree that this paragraph 2(E) shall be deemed to amend each of the above-referenced Option Agreements as follows:

	(i)	Each of the Options shall be deemed vested as of the first business day following the Effective Date;

(ii)

Each of the Options may be exercised  by tendering  the exercise price on or before the second anniversary of the Effective Date (the “Deadline”), in accordance with the terms of the applicable Option Agreements; provided, however, that the Deadline for the exercise of each of the 125,565 Options granted to Demarco pursuant to that certain Stock Option Agreement dated December 31, 1997 shall be the second anniversary of the date such Options are registered with the Securities and Exchange Commission on form S-8 ; and

	(iii)	In the event Demarco does not exercise the Options by the Deadline, the Options shall expire.

(iv)

(F)

Titan will issue to Demarco a W-2 form for the Severance, Deferred Compensation and Vacation Payments. Demarco further understands and agrees that, in the event he chooses to exercise the Options, the exercise of those Options is expected to be a taxable event, and he shall be required to provide Titan with a cashier’s check in the appropriate amount to cover applicable withholding (the “Withholding Amount”) required by law at or about the time of the exercise of the Options.  Demarco acknowledges that his right to exercise is contingent upon delivery of the cashier’s check for the Withholding Amount (which shall be calculated by Titan).  It shall be Demarco’s responsibility to contact Titan’s Vice President and Controller to obtain information regarding the Withholding Amount at least five (5) business days in advance of the exercise date.  Demarco further understands that Titan will issue an appropriate tax form reflecting the exercise of the Options. Demarco represents, warrants  and agrees that Demarco will be responsible for all taxes associated with the exercise and sale of the Options.

(G)

Titan agrees to pay the insurance premiums associated with its continuation of the Titan Group Insurance Medical and Dental Benefits coverage of  Demarco, (as such insurance coverage is in effect as of the Employment Termination Date), through the earlier of: (i) December 31, 2003; or (ii) the date  Demarco becomes eligible to receive  Medical and Dental Benefits coverage in connection with new employment by a third party. If Demarco does not become eligible to receive Medical and Dental Benefits from a third party employer by January 1, 2004, then Demarco will be eligible for COBRA benefits in accordance with the then applicable Titan policy at such time, and Titan agrees to pay the Titan Group Medical and Dental benefits insurance premiums associated with such continuation of COBRA benefits.

(H)

Titan acknowledges that certain indemnification rights have been granted to Demarco by: (i) that certain Indemnity Agreement dated February 28, 2002 entered into by Demarco and The Titan Corporation; and (ii) the Bylaws of Titan in effect on the Employment Termination Date (collectively, the “Indemnification Rights”). Titan agrees that: (a) the Indemnification Rights shall not be superceded, terminated or otherwise modified by this Agreement; and (b) the Indemnification Rights shall survive the Employment Termination Date in accordance with their terms.

3.	Release by Eric M. Demarco

          For good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, and as a material inducement to Titan to enter into this Agreement, Eric M. Demarco, on behalf of himself and his representatives, family members, heirs, attorneys, executors, administrators, agents, successors and assigns, and each of them, hereby releases, acquits and forever discharges Titan and all of its current and former subsidiaries, joint venturers and affiliates, and all of their respective directors, shareholders, officers, employees, agents, attorneys, insurers,  and all individuals or entities acting by, through, under or in concert with any of them (collectively, the "Released Parties"), from any and all charges, controversies, claims, wages, rights, agreements, actions, costs or expenses, causes of action, obligations, damages, losses, promises and liabilities of whatever kind or nature (including but not limited to back wages, stock options and attorneys’ fees), in law or equity or otherwise, whether known or unknown, suspected or unsuspected, from the beginning of time to the present, including but not limited to any claims directly or indirectly arising out of, based upon or relating in anyway to the Subsidiary Options, The Titan Deferred Compensation Plan,  Demarco’s employment with Titan (including its affiliates), the termination of such employment or relating to or arising from any alleged act or omission by any of the Released Parties.

          Without limiting the generality of the foregoing, Demarco expressly waives and releases all claims of discrimination, retaliation or harassment on the basis of race, age, sex, religion, sexual orientation, national origin, disability, medical condition or other basis under Title VII of the Civil Rights Act of 1964, as amended; all claims under 42 U.S.C. Section 1091 (discrimination); all claims under Sections 503 and 504 of the Rehabilitation Act of 1973 (handicap discrimination); all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Sections 621 et. seq., or any state counterpart, all claims of discrimination, retaliation or harassment under the California Fair Employment and Housing Act; all claims under the California Labor Code, the California Constitution, the California Family Rights Act or the Family and Medical Leave Act; all claims under the Employee Retirement Income Security Act or the Consolidated Omnibus Budget Reconciliation Act; all claims under the California Industrial Welfare Commission Orders or any local, state, or federal law or regulation governing discrimination in employment; all claims under state contract or tort law such as wrongful termination,  invasion of privacy, breach of the implied covenant of good faith and fair dealing, defamation or negligent or intentional infliction of emotional distress; claims for attorneys’ fees, and all claims pertaining to severance pay, wages, sick leave, vacation pay, life insurance, medical insurance, disability, or any other benefit of employment.

          Demarco expressly agrees that this Agreement and General Release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present or future, arising from or attributable to any alleged act or omission of the Released Parties and their respective agents or representatives, occurring prior to the Effective Date of this Agreement, including, without limitation, any alleged act or omission in connection with Demarco’s hiring or employment by, or the termination of his employment with, Titan (including its affiliates), provided, however that nothing in this release shall affect Demarco’s right to enforce the terms of this Agreement.

4.	Release by Titan

          Titan hereby releases, acquits and forever discharges Demarco and his heirs, representatives and assigns, from any and all charges, controversies, claims, wages, rights, agreements, actions, costs or expenses, causes of action, obligations, damages, losses, promises and liabilities of whatever kind or nature, in law or equity or otherwise, whether known or unknown, suspected or unsuspected, from the beginning of time to the present, directly or indirectly arising out of, based upon or relating in anyway to Demarco’s employment with Titan (including its affiliates) or relating to or arising from any alleged act or omission by Demarco, provided, however, that nothing in this General Release or Agreement shall be construed to be a waiver or release of any rights Titan has to enforce the terms of this Agreement.

          Titan agrees that this Agreement and General Release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present or future, arising from or attributable to any alleged act or omission of Demarco during the course of his employment with Titan.

5.	Release of Unknown Claims

          As to those claims released hereby, the Parties acknowledge and agree that they are aware of and have been advised by counsel of California Civil Code Section 1542, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

          With full awareness and understanding of this provision, the Parties hereby waive all rights which this provision or any comparable provision under any state or federal law may give to them.  They intend the general release set forth in this Agreement to apply to claims which they do not presently know to exist at this time, subject to the representations and warranties provided by the Parties herein.  Subject to the representations and warranties contained in this Agreement, the Parties understand that the facts with respect to which this Agreement is given may hereafter prove to be different from the facts now known or believed by them, and they hereby accept and assume the risk thereof and agree that this Agreement shall be and shall remain, in all respects, effective and not subject to termination or recission by reason of any such difference in facts.

          The Parties understand and agree that this Agreement shall bind and inure to the benefit of the Released Parties and Demarco, their heirs, successors and assigns.

6.	Future Cooperation

          Demarco hereby agrees that, in the event his testimony, services or time are required in the future to assist the Released Parties in handling any legal matter, prosecuting or defending against litigation or to pursue or defend against a disputed claim or charge of any type, he will make himself reasonably available to work with Titan’s attorneys and representatives, to prepare for and provide deposition and/or trial testimony and to take whatever other steps are necessary to assist  in the handling of such legal matters and prosecution/defense of such claims.  Demarco further agrees that he will make himself available to consult with Titan business people in connection with the transition of his business responsibilities as well as such other business matters that may be reasonably requested by Titan. Titan will reimburse Demarco for any reasonable travel expenses incurred on its behalf and at its advance written request in rendering assistance required by this Section 5, provided that Demarco submits documentation in a form acceptable to Titan to substantiate such expenses.  The Parties agree that the request of Titan for Demarco cooperation will not unreasonably interfere with Demarco’s employment with a third party.

7.	Confidentiality of Settlement, Facts and Proprietary Information

          Demarco agrees to keep the terms and substance of this Agreement (including but not limited to any amounts of money paid pursuant thereto), and any of the underlying facts confidential and to refrain from disclosing the same at any future time, or to any other individual or entity whatsoever, except as may reasonably be necessary: (a) in the course of preparing and filing his income tax returns, in the course of any legal proceedings to secure compliance with or enforcement of the terms of the Agreement, or in the course of any inquiry by federal or state authorities (provided, however, that Demarco shall not request that any such inquiry be initiated); or (b) in response to any proper subpoena, court order or lawful discovery request in litigation, after giving reasonable and the most practicable prior notice to Titan, which would allow Titan to timely challenge any such subpoena, order or request.  Specifically exempted from this provision will be disclosure to Demarco’s spouse, legal counsel and individuals who assist him with tax advice and preparation, provided, however, that such exceptions are conditioned upon Demarco instructing such individuals to abide by this confidentiality provision and obtaining from each such individual a commitment not to further disclose such information to any other person or entity whatsoever, with the recognition that such individuals’ breaches of this confidentiality provision could cause significant harm to Titan.

          Nothing in this Agreement shall be construed to affect Demarco’s obligation to testify truthfully upon inquiry by governmental agencies, or in response to a lawful discovery request in litigation, including lawful subpoena or court order.

          Notwithstanding the above, in the event Demarco or his attorneys receive (but may not initiate) inquiries about settlement of the matters covered by this Agreement, or in the event Demarco or his attorneys deem it necessary for the defense of any lawsuit filed against them, they may respond only to the effect that “The matter has been settled to the mutual satisfaction of the parties.”

          The Parties further agree that all agreements or statements Demarco has signed regarding his obligation to maintain the confidentiality of the Released Parties’ confidential and proprietary information, shall remain in full force and effect, and Demarco shall abide by the terms of all such agreements.

8.	Arbitration Provision

          The Parties agree to resolve any claims they may have with each other through final and binding arbitration in accordance with this paragraph, except, if Titan so elects, any dispute relating to paragraph 6 (which protects Titan’s trade secrets, Titan’s proprietary information and the facts and terms of this Agreement from disclosure), may be the subject of an action for injunctive relief in a court of competent jurisdiction as well as a claim for damages through an arbitration proceeding.  This arbitration requirement applies to, among other things, disputes about the validity, interpretation, or effect of this Agreement.

          Except as provided in this paragraph, the arbitration shall be in accordance with the then-current arbitration rules and procedures for employment disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (JAMS) in San Diego, California  before an experienced arbitrator who either is a retired judge or is licensed to practice law in the State of California and who has been selected in accordance with this provision.  The arbitrator may not modify or change this Agreement in any way.  The Parties and any other Released Party who agrees to arbitrate an arbitrable dispute under this paragraph agree to submit to personal jurisdiction in San Diego County, California for such arbitration and in any jurisdiction necessary for the enforcement of any arbitration award.  The Parties represent that is a convenient dispute resolution location for them.

          The arbitrator shall be selected as follows:  JAMS shall give each party a list of 11 arbitrators drawn from its panel of employment or commercial dispute arbitrators who meet the requirements set forth above.  Each party may strike all names on the list it deems unacceptable.  If only one common name remains on the lists of both parties, that individual shall be designated as the Arbitrator.  If more than one common name remains on the lists of both parties, the parties shall strike names alternately from the list of common names until only one remains.  The party who did not initiate the claim shall strike first.  If no common name exists on the lists of both parties, JAMS shall furnish an additional list, from which the parties shall strike alternately, with the party initiating the claim striking first, until only one name remains.  That person shall be designated as the arbitrator (subject to full disclosure of conflicts that may disqualify that arbitrator).  Striking decisions must be made and communicated to the other party and JAMS within 10 calendar days after the date of the transmittal communication relaying the arbitrators remaining for selection.  In the event a party does not make a timely strike, the other party may select the arbitrator from the names remaining.

          Each party shall pay the fees of its or his attorneys, the expenses of its or his witnesses, and any other expenses that party incurs in connection with the arbitration, but all costs of the arbitration itself, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, and administrative fees shall be paid in equal shares by the plaintiffs and defendants in the proceeding.

          Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this paragraph.  Should a party attempt to resolve such a claim by any method other than arbitration pursuant to this paragraph, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

9.	Additional Representations and Obligations

          Demarco agrees that for a period of three years following the Effective Date, he will not, without the prior written consent of Titan, directly or indirectly, solicit for hire any officer, employee or consultant of Titan or any of its affiliates, or knowingly solicit or encourage any such officer, employee or consultant to leave the employ of Titan or its affiliates, as the case may be.

          Demarco warrants and represents that he has not assigned or in any way conveyed, transferred or encumbered all or any portion of the claims or rights covered by this Agreement.

          Demarco further represents and warrants that he has no knowledge of any claim or potential claim by him of any kind against any of the Released Parties, other than those claims released hereby.  He expressly acknowledges that Titan is relying upon this and the other representations made herein in entering into this Agreement.

          Demarco agrees and promises that he will not file any charge, claim, suit, or action against the Released Parties with any court of law or before any federal, state, or local administrative agency based on the matters released herein.  If any court of law or federal, state, or local administrative agency assumes jurisdiction of any charge, claim, suit, or action against the Released Parties on behalf of Demarco based on the matters released herein, Demarco agrees to direct that court, board or agency to withdraw from, or to dismiss, the charge, claim, suit, or action with prejudice.

          Demarco represents that he has received or will receive independent legal advice regarding his tax obligations and that he has not relied upon any advice from Titan or its attorneys as to the taxability of the payments made and consideration transferred hereunder, whether pursuant to federal, state, or local income tax statute or regulation, or otherwise.  Demarco agrees that he will be solely liable for all tax obligations arising from payment of the settlement sums referenced herein.

10.	Miscellaneous Provisions

a.

Demarco understands and agrees that the payment of any sum of money afforded pursuant to this Agreement shall not constitute or be construed as an admission of any liability whatsoever by any of the Released Parties, nor shall it be discoverable or admissible in any proceeding as evidence of or an admission by any of the Released Parties of any liability or wrongdoing, of any violation of the Released Parties policies or procedures, or of any local, state or federal laws or regulations.

b.

If any portion, provision or part of this Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason, each such portion, provision or part shall be severed from the remaining portions, provisions or parts of this Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

c.	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.

d.	This Agreement shall be construed under and enforced in accordance with the substantive laws of the State of California.

e.

This Agreement sets forth the entire agreement between Titan and Demarco and supersedes all prior oral or written agreements, negotiations, discussions, or understandings concerning the subject matter hereof, including that certain letter dated November 24, 2002 signed by Demarco and Dr. Gene Ray, Chairman and CEO of Titan.  The terms of this Agreement may not be altered, amended, waived or modified, except by a further written agreement signed by a member of the Board of Directors of Titan and Demarco.

f.

This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same agreement, provided each signing party shall have received a copy of the signature page signed by every other party

g.

The Parties to this Agreement each cooperated in its drafting and preparation.  Thus, the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any party as the drafter thereof.

h.

Each party agrees to make, execute and deliver such other instruments or documents, and to do or cause to be done such further or additional acts, as reasonably may be necessary in order to effectuate the purposes or to implement the terms of this Agreement.

i.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach. In the case of Titan, no waiver shall be binding unless in writing and signed by a member of the Board of Directors of Titan.

j.	Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any purpose.

k.

Any notices sent in accordance with this Agreement should be delivered by hand or by overnight delivery, with a signed receipt, and shall be deemed effective as of the date delivered.  Notices sent to Titan should be delivered in a sealed envelope marked “Confidential–To Be Opened by Addressee Only” and addressed to:

Nicholas Costanza, Senior Vice President & Secreatary The Titan Corporation 3033 Science Park Road San Diego, CA 92121

Notices sent to Demarco should be delivered in a sealed envelope addressed to:

Eric M. Demarco 13665 White Rock Station Road Poway, Ca. 92064

l.

Demarco acknowledges that he has been given twenty-one (21) days within which to consider this Agreement. Demarco represents that, during this period, he has reviewed this Agreement with legal counsel such that he knows and understands the legal effects hereof.  It is recommended that Demarco consult with an attorney prior to signing this Agreement.  In the event he decides to sign this Agreement in advance of the twenty-one days provided for in this paragraph, he acknowledges that he does so freely and without coercion, and that this decision is in his sole discretion.

m.

The Parties further understand and agree that this Agreement is revocable by Demarco for seven (7) days following his execution of this Agreement, and that this Agreement shall not become effective and enforceable until that revocation period has expired. If this Agreement is so revoked by Demarco, it will have no further force and effect, and Demarco shall not be entitled to receive the Severance Payment, the Vacation Payment, the Deferred Compensation Payment or any of the Options provided for herein.  This Agreement automatically becomes enforceable and effective on the “Effective Date”, which shall be  the eighth day after the date this Agreement is signed by Demarco, provided that it has not been properly revoked prior to that date..  This Agreement may be revoked by a writing sent by messenger by Demarco, and received by Titan in compliance with Section 9(k), on or before the seventh day after the Agreement is signed by Demarco (unless that day is a Sunday or holiday, in which event the revocation period is extended to the next business day).

          If any action is brought to enforce or interpret any provision of this Agreement, or the rights or obligations of any party hereunder, each party shall bear all of its own attorneys’, accountants’ and other expert fees and costs incurred or sustained by such party in connection with such action.

          The Parties hereto, and each of them, represent and declare that in executing this Agreement, they rely solely upon their own judgment, belief and knowledge, and on the advice and recommendations of their own independently selected counsel, concerning the nature, extent and duration of their rights and claims and that they have not been influenced to any extent whatsoever in executing the same by any representations or statements covering any matters made by any of the Parties hereto or by any person representing them or any of them.  The Parties acknowledge that no party hereto nor any of their representatives has made any promise, representation or warranty whatsoever, written or oral, as any inducement to enter into this Agreement, except as expressly set forth in this Agreement.

          The Parties represent and warrant that they have carefully read this Agreement and know and understand the contents thereof, and that they signed this Agreement freely and voluntarily.  The individual executing this Agreement on behalf of Titan represents that he is empowered to do so and thereby binds Titan.

          Each party to this Agreement has made such investigation of the facts pertaining to this settlement and this Agreement and of all matters pertaining thereto as he/it deems necessary.

          In entering into this Agreement and the settlement provided for herein, each party assumes the risk of any misrepresentation, concealment or mistake.  If any party should subsequently discover that any fact relied upon by him/it, or that his/its understanding of the facts or of the law was incorrect, such party shall not be entitled to any relief in such connection or otherwise, including, without limiting the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement.  This Agreement is intended to be and is final and binding between the Parties hereto with respect to the Released Claims, regardless of any claims of misrepresentation, promise made without the intention of performing, concealment of fact, mistake of fact or law, or of any other circumstance whatsoever.

          The Parties hereto are each solely responsible for their own fees and costs (including but not limited to legal and tax advisor fees and costs) incurred before, from and after the date of this Agreement, and at all times thereafter, except as may be awarded by the Court in connection with any proceedings arising out of the enforcement of the Agreement, regarding enforcement, interpretation, implementation or modifiability of same.

          The representations, warranties and covenants contained in this Agreement are deemed to and shall survive the execution and delivery of this Agreement by all of the Parties.

          DEMARCO REPRESENTS AND WARRANTS THAT HE HAS THOROUGHLY READ AND CONSIDERED ALL ASPECTS OF THIS AGREEMENT, THAT HE UNDERSTANDS ALL PROVISIONS OF THIS AGREEMENT, THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL THROUGHOUT THIS PROCESS AND THAT HE IS VOLUNTARILY ENTERING INTO THE AGREEMENT OF HIS OWN FREE WILL, WITHOUT DURESS OR COERCION OF ANY KIND.

Dated: February 12, 2003	By	/s/ ERIC M. DEMARCO

Eric M. DeMarco, an individual

TITAN CORPORATION
Dated: February 12, 2003	By	/s/ GENE W. RAY

Gene W. Ray Chief Executive Officer

Approved as to Form:

Dated:  February 17, 2003

By	/s/ A. KENDALL WOOD

A. Kendall Wood, Attorney for Eric M. DeMarco